State of Delaware
Secretary of State
Division of Corporations
Delivered 07:51 PM 03/05/2018
FILED 07:51 PM 03/05/2018
SR 20181716738 - File Number 6551240

STATE OF DELAWARE
CERTIFICATE OF MERGER OF FOREIGN CORPORATION INTO A DOMESTIC CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Imaging3, Inc., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is Imaging3, Inc., a California corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8 Section 252 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation is Imaging3, Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation. (If amendments are affected please set forth)

FIFTH: The authorized stock and par value of the non-Delaware corporation is 1 billion shares common/1 million preferred, each no par.

SIXTH: The merger is to become effective on the filing date.

SEVENTH: The Agreement of Merger is on file at Imaging3, Inc.. 3022 N. Hollywood Way, Burbank, CA 91505, an office of the surviving corporation.

EIGHTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 5th day of March, A.D., 2018.

By: ______________________
Authorized Officer

Name: Dane Medley
Print or Type

Title: President